Leatt Corp Announces Financial Results for First Quarter 2018 U.S. Sales Grow 15%, International Expansion Continues

CAPE TOWN, South Africa, May 10, 2018 – Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced its financial results for the first quarter ending March 31, 2018. All financial numbers are in U.S. dollars.

Summary of 2018 First Quarter and Subsequent Business Highlights

  Revenues of $5.5 million, down 5%, compared to the year ago period
  Net income of $141,000, down 48%, compared to the year ago period
  Cash provided by operating activities of $256,000, compared to $316,000 in the year ago period
  Commenced shipment of its highly anticipated and award-winning 3.5 neck brace
  Commenced shipment of its award-winning DBX 2.0 helmet for bicycle use
  2019 product launches and ordering patterns at international sales conferences encouraging

Leatt CEO, Sean Macdonald said, “Leatt continues to broaden its brand recognition and expand its global distribution channels, positioning the company for a strong 2018 and incremental growth as we continue to develop and introduce additional products to the market. In the 2018 first quarter, we added three new company-employed sales representatives in the United States, which helped drive 15% year-over-year growth in this important market. Outside the United States we saw weaker sales year-over-year partially due to the strong record stocking sales in the fourth quarter of 2017 that affected our sales to distributors this quarter. However, we are encouraged by sales growth in key areas where we have new distributors that have embraced the Leatt brand. Although our revenues may continue to fluctuate as we develop new product categories and fine tune our sales timelines, we believe that this strengthened distribution network will pay dividends as we continue to innovate and introduce new products and categories, including the award-winning 3.5 neck brace, which shipped to our customers during the 2018 first quarter, and the GPX 4.5 Helmet, both of which were winners of the Powersports Nifty 50 awards. In addition, media reaction to our new DBX 2.0 Helmet has been positive and we expect that our stable of exceptional products will help drive growth in the second-half of 2018.”

“We generated cash from operations and continue to maintain a strong balance sheet,” added Mr. Macdonald. “I remain excited about the opportunities before Leatt and believe we are well-positioned for success.”

 “Leatt continues to lead the industry in terms of innovation and a focus on bio-medical and technology driven research to make extreme sports safer,” added Founder and Chairman, Dr. Christopher Leatt. “Our group of global athlete ambassadors are actively showcasing and promoting the technology, safety, and style of our new and existing product categories to consumers around the world.”

Financial Summary

Total consolidated revenues for the three-month period ended March 31, 2018 decreased to $5.5 million, down 5%, compared to $5.8 million for the first quarter of 2017. The decrease was primarily driven by an 18% decrease in Neck brace sales and a 17% decrease in Body armor sales, which were partially offset by a 51% increase in sales of Other products, parts and accessories and a 47% increase in Helmet sales, during the quarter ended March 31, 2018. Although the company shipped its highly anticipated and award-winning 3.5 neck brace and continued to experience increased sales of its knee brace line, neck brace sales declined compared to the first quarter of 2017 due to substantial customer inventory restocking following a period of foreign currency exchange rate pressures, which occurred during the first quarter of 2017.

For the first quarter of 2018, gross profit was $2.8 million, or 50% of revenues, compared to $2.9 million, or 50% of revenues, for the first quarter of 2017. The company continues to generate improved gross profit margins from its helmet products, which accounted for 16% of total consolidated revenues in the first quarter of 2018 and 10% of total consolidated revenues in the first quarter of 2017.

First quarter 2018 income from operations was $191,000 compared to $421,000 for the same period last year.

Net income for the three months ended March 31, 2018 was $141,000, or $0.03 per basic and diluted share, compared to $272,000, or $0.05 per basic and diluted share, during the three months ended March 31, 2017. The decrease in net income for the three months ended March 31, 2018 was primarily driven by a decrease in revenues and a 3% increase in operating expenses.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At March 31, 2018, the Company had cash and cash equivalents of $1.4 million, a current ratio of 2.4:1 and there was no long-term debt.

Business Outlook

Mr. Macdonald said, “We are confident in the long-term prospects for our business and the marketability and demand for our award-winning exceptional protective gear. We reaffirm our expectations for growth for the year, with much of the growth occurring in the second-half of the year, and moving forward, as we benefit from the introduction of new product categories and the improved strength of our distribution channels around the world. In addition, we remain committed to our goal of building a global consumer brand and adding one new category per season.”

Conference Call

The Company will host a conference call at 10 a.m. ET on Thursday, May 10, 2018, to discuss the 2018 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13679708.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to develop and introduce additional products to the market at a rate of one category per season, that the Company will achieve growth in international markets, or benefit from market acceptance of its branded products; the likelihood that the Company will derive financial benefit from the endorsements of its products by professional athletes; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its strategy to diversify and extend its product line into new sports and markets; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Investor Relations
Brett Maas
Managing Partner
Hayden IR
Tel (646) 536-7331
brett@haydenir.com

Financial Tables Follow

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2018	December 31, 2017
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,445,845	$1,518,157
Short-term investments	58,225	58,221
Accounts receivable	2,656,560	2,420,656
Inventory	5,034,375	5,034,310
Payments in advance	435,203	565,124
Income tax refunds receivable	83,232	130,171
Prepaid expenses and other current assets	473,626	847,442
Total current assets	10,187,066	10,574,081

Property and equipment, net	2,161,304	2,113,855

Other Assets
Deposits	26,417	26,081
Intangible assets	79,867	76,364
Total other assets	106,284	102,445

Total Assets	$12,454,654	$12,790,381

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,921,359	$4,433,665
Short term loan, net of finance charges	345,326	518,130
Total current liabilities	4,266,685	4,951,795

Deferred tax liabilities, net	38,100	38,100

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,366,382 shares issued and outstanding	130,053	130,053
Additional paid - in capital	7,837,699	7,687,367
Accumulated other comprehensive loss	(427,054)	(485,286)
Retained earnings	606,171	465,352
Total stockholders' equity	8,149,869	7,800,486

Total Liabilities and Stockholders' Equity	$12,454,654	$12,790,381

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31
	2018	2017
	Unaudited	Unaudited

Revenues	$5,502,542	$5,817,769

Cost of Revenues	2,746,097	2,907,670

Gross Profit	2,756,445	2,910,099

Product Royalty Income	12,309	10,956

Operating Expenses
Salaries and wages	777,763	759,243
Commissions and consulting expenses	125,339	153,048
Professional fees	168,471	310,791
Advertising and marketing	504,162	401,554
Office rent and expenses	70,438	66,051
Research and development costs	323,280	323,243
Bad debt expense (recovery)	9,767	(4,641)
General and administrative expenses	435,560	401,413
Depreciation	162,764	88,965
Total operating expenses	2,577,544	2,499,667

Income from Operations	191,210	421,388

Other Expenses
Interest and other expenses, net	(3,452)	(2,988)
Total other expenses	(3,452)	(2,988)

Income Before Income Taxes	187,758	418,400

Income Taxes	46,939	146,440

Net Income Available to Common Shareholders	$140,819	$271,960

Net Income per Common Share
Basic	$0.03	$0.05
Diluted	$0.03	$0.05

Weighted Average Number of Common Shares Outstanding
Basic	5,366,382	5,362,992
Diluted	5,545,564	5,499,103

Comprehensive Income
Net Income	$140,819	$271,960
Other comprehensive income, net of $0 and $0 deferred income taxes in 2018 and 2017
Foreign currency translation	58,232	52,721

Total Comprehensive Income	$199,051	$324,681

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	2018	2017

Cash flows from operating activities
Net income	$140,819	$271,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	162,764	88,965
Deferred income taxes	-	(62,000)
Stock-based compensation	150,332	177,113
Bad debts	6,503	(6,717)
Inventory reserve	16,522	117,039
(Increase) decrease in:
Accounts receivable	(242,407)	(739,731)
Inventory	(16,587)	948,717
Payments in advance	129,921	(177,481)
Prepaid expenses and other current assets	373,816	385,604
Income tax refunds receivable	46,939	83,567
Deposits	(336)	(602)
Increase (decrease) in:
Accounts payable and accrued expenses	(512,306)	(834,598)
Income taxes payable	-	64,391
Net cash provided by operating activities	255,980	316,227

Cash flows from investing activities
Capital expenditures	(201,157)	(61,267)
Increase in short-term investment, net	(4)	(5)
Net cash used in investing activities	(201,161)	(61,272)

Cash flows from financing activities
Repayments of short-term loan, net	(172,804)	(241,759)
Net cash used in financing activities	(172,804)	(241,759)

Effect of exchange rates on cash and cash equivalents	45,673	27,310

Net increase (decrease) in cash and cash equivalents	(72,312)	40,506

Cash and cash equivalents - beginning of period	1,518,157	1,103,003

Cash and cash equivalents - end of period	$1,445,845	$1,143,509

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$4,085	$3,443
Cash paid for income taxes	$-	$60,482

Other non-cash investing and financing activities
Common stock issued for services	$150,332	$177,113